EXHIBIT 2(1)


                              ACQUISITION AGREEMENT

AGREEMENT,  made  this  3rd  day  of  November,  2000  by and  between:

ANTHONY LIBERATORE, having an address at 2005 Beechgrove, Utica, New York, hereinafter referred to as "Liberatore"; and HEALTH-PAK, INC., a Delaware corporation with its offices at 2005 Beechgrove, Utica, New York, hereinafter referred to as "HPI";

LIFE ENERGY TECHNOLOGY HOLDING COMPANY, LTD., a corporation organized under the laws of the Republic of Ireland with its office address at Finnabair Science Park, Technology City, Dundalk, Co. Louth, Ireland.; hereinafter referred to as "Life."; who are collectively referred to herein as the "parties."

                               W I T N E S S E T H

WHEREAS, Life has entered into an Agreement and Plan or Reorganization with HPI dated November 3rd, 2000, pursuant to which Life shall become a wholly owned subsidiary of HPI (the HPI Agreement"); and

WHEREAS, Health-Pak, Inc., a New York corporation ("Health"), is presently a wholly owned subsidiary of HPI; and

WHEREAS, Liberatore desires to acquire the parties desire to acquire all of the capital stock of Health (the "Health Shares") from HPI upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. ACQUISITION OF THE HEALTH SHARES. The parties agree that simultaneously with the Closing of the HPI Agreement Liberatore shall acquire all of Health Shares from HPI in consideration for that number of the shares of Common Stock of HPI currently owned by Liberatore which, after giving consideration to the planned reverse split of such common shares as contemplated by the HPI Agreement, will leave Liberatore as the owner of 100,000, post-reverse split shares of HPI common stock (the "Residual Shares"). For purposes of this provision, the number of HPI shares owned by Liberatore shall also include any and all such shares owned by Elizabeth Liberatore, his wife, and Michael Liberatore, his son, it being understood and agreed that the ownership of the Residual Shares shall be as determined by Liberatore. The parties further understand and agree that should any of the provisions of the HPI Agreement be changed or modified, or if the parties shall agree otherwise, the number of Residual Shares may be changed provided that in no event shall the Residual Shares be less than 100,000.

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2.   COMMITMENT TO PAY DEBTS.  Anything contained herein or in the HPI Agreement to the contrary notwithstanding, the parties agree that Liberatore shall use his best efforts following his acquisition of the Health Shares to either pay or refinance all existing obligations of Health which are either guaranteed by HPI or which may otherwise result in any material, unsecured liability to HPI. As of the date hereof, the parties understand and agree that such existing obligations include the existing mortgage on the building owned by Health in Utica, New York and Health's existing obligation to Foothills Capital Corp., its factor (collectively, the "HPI
     Guaranteed  Obligations").   In  addition,  Liberatore  shall  as  soon  as
     practicable following the Closing of the HPI Agreement effect the sale of up to 50,000 of the Residual Shares and apply all of the proceeds therefrom, net of any capital gains taxes that may be due in connection with the sale of such Residual Shares, to the reduction of the HPI Guaranteed Obligations. In the event that such proceeds are not adequate to fully pay the HPI Guaranteed Obligations, Liberatore shall use his best efforts to refinance such obligations or otherwise remove HPI from any obligation in connection therewith. However, the parties agree that in no event shall Liberatore be obligated to commit any more than the net proceeds from the sale of 50,000 Residual Shares to the repayment of the HPI Guaranteed Obligations, it being the intention of the parties that Liberatore shall have available for his personal benefit not less than 50,000 Residual Shares.

3. CONTINUING LIEN. Liberatore agrees that to the extent that any HPI Guaranteed Obligations remain unpaid that he shall use his best efforts as the sole shareholder of Health to permit a continuing lien on the building owned by Health in Utica, New York, which lien shall be superior to that of any other party except for the present Mortgagee, until such time as all HPI Guaranteed Obligations have been fully satisfied and duly released of record.

4. MISCELLANEOUS. PROVISIONS. The following miscellaneous provisions shall be observed in this Agreement.

     a. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     b. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution of this Agreement.
     c. FURTHER ASSURANCES. At any time and from time to time after the date hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the purposes of this Agreement.


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     d. NOTICES. All notices and communications  required or permitted hereunder shall be sufficient if made in writing and shall be deemed to have been given if delivered in person or sent by postage prepaid, first class, registered or certified mail, return receipt requested to the addresses first set forth above or to such other or additional addresses as any party hereto shall reasonably designate with respect to itself from time to time.
     e. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York in the United States applicable to contracts entered into and to be fully performed therein without regard to the laws of conflicts of the State of New York.
     f. AMENDMENT. This Agreement or any provision hereof, may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party against whom enforcement of the change, waiver, termination or discharge is sought.
     g. ASSIGNMENT. This Agreement is personal to the Parties hereto and may not be assigned, transferred to any other party or person. HEALTH-PAK, INC.


By: /s/ Anthony J. Liberatore
   -------------------------------------------------
   ANTHONY J. LIBERATORE, PRESIDENT

LIFE ENERGY TECHNOLOGY HOLDING COMPANY, LTD.


By: /s/ Dr. Christopher McCormack
   --------------------------------------------------
   DR. CHRISTOPHER MCCORMACK, CHIEF EXECUTIVE OFFICER

/s/ Anthony Liberatore
-----------------------------------------------------
ANTHONY LIBERATORE





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                                    EXHIBIT C

                                Escrow Agreement

     THIS ESCROW AGREEMENT made and entered into the 3 day of November 2000 by and between Mr. Anthony Liberatore (for purposes of this agreement, the number of Health Pa, Inc common shares owned by Liberatore shall also include any and all such shares owned by Elizabeth Liberatore, his wife, and Michael Liberatore, his son, hereinafter referred to as ("LIBERATORE") and Life Energy & Technology Holdings, Ltd (ACQUIRING GROUP).

     For and in consideration of the sum of $10.00 and other good and valuable consideration the receipt and sufficiency of all of which is hereby acknowledged, it is agreed by and between LIBERATORE and ACQUIRING GROUP as follows:

1. LIBERATORE agree that simultaneously with the Closing of the HPI Agreement Liberatore shall deliver into escrow $4,119,382 shares of Health-Pak common stock currently owned by Liberatore as contemplated by the HPI Agreement, which will leave Liberatore as the owner of 100,000, shares of HPI common stock (the "Residual Shares"). For purposes of this provision, the number of HPI shares owned by Liberatore shall also include any and all such shares owned by Elizabeth Liberatore, his wife, and Michael Liberatore, his son, it being understood and agreed that the ownership of the Residual Shares shall be as determined by Liberatore. The parties further understand and agree that should any of the provisions of the HPI Agreement be changed or modified, or if the parties shall agree otherwise, the number of Residual Shares may be changed provided that in no event shall the Residual Shares be less than 100,000.

2. LIBERATORE COMMITMENT TO PAY DEBTS:. Anything contained herein or in the HPI Agreement to the contrary notwithstanding, the parties agree that Liberatore shall use his best efforts following his acquisition of the Health Shares to either pay or refinance all existing obligations of Health which are either guaranteed by HPI or which may otherwise result in any material, unsecured liability to HPI. As of the date hereof, the parties understand and agree that such existing obligations include the existing mortgage on the building owned by Health in Utica, New York and Health's existing obligation to Foothills Capital Corp., its factor (collectively, the "HPI Guaranteed Obligations"). Liberatore shall use his best efforts to refinance such obligations or otherwise remove HPI from any obligation in connection therewith. However, the parties agree that in no event shall Liberatore be obligated to commit any more than the net proceeds from the sale of 50,000 Residual Shares to the repayment of the HPI Guaranteed Obligations, it being the intention of the parties that Liberatore shall have available for his personal benefit not less than 50,000 Residual Shares.

3. DELIVERY OF SHARES TO ACQUIRING GROUP: Upon completion and discharge of the bankruptcy by the Court or at such time as the Bankruptcy is converted from a Chapter 11 reorganization to a Chapter 7 liquidation all shares will be delivered by escrow agent to Dr. Christopher McCormack for distribution to the original investors in Life Energy Technology Holdings, Ltd or their designees.

4. MISCELLANEOUS. PROVISIONS. The following miscellaneous provisions shall be observed in this Agreement.

     a. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     b. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution of this Agreement.
     c. FURTHER ASSURANCES. At any time and from time to time after the date hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the purposes of this Agreement. d. NOTICES. All notices and communications required or permitted hereunder shall be sufficient if made in writing and shall be deemed to have been given if delivered in person or sent by postage prepaid, first class, registered or certified mail, return receipt requested to the addresses first set forth above or to such other or additional addresses